Exhibit 99.1

AbTech Holdings Signs Agreement with Corvias Solutions to Establish Framework for Development of Large Stormwater Infrastructure Projects

AbTech Subsidiary AEWS Engineering Selected as Partner to Provide Engineering and Stormwater Design Services for Prince George’s County, Maryland

AbTech-Corvias Team to Immediately Begin Joint Proposal Development for New Northeastern Outfall Pipe Upgrading Project

Scottsdale, AZ, – August 14, 2014 – Abtech Holdings, Inc. (OTC QB: ABHD) ("AbTech" or the ”Company”), a full-service environmental technologies and engineering firm providing innovative water pollution and contamination solutions to communities, industry and governments, today announced a major collaboration effort with Corvias Solutions to develop large stormwater infrastructure projects, particularly under privately-financed “public-private partnership” or “P3” models. Corvias Solutions was selected as the private partner to develop the largest stormwater P3 contract in the United States, a $100M project in Prince George’s County Maryland. AbTech’s stormwater engineering subsidiary, AEWS Engineering, has teamed with Corvias Solutions to provide engineering and design services to support the Prince George’s County and Corvias stormwater partnership.

Recognizing the synergies between Abtech, AEWS and Corvias Solutions, the companies have structured a master framework to pursue similar stormwater infrastructure opportunities nationally, with a focus on Northeastern municipalities. They have identified several initial targeted areas and intend to immediately begin joint proposal work on a near-term Tri-state infrastructure opportunity.

Corvias Solutions is an experienced developer, program manager and facility owner/operator with significant experience in establishing, financing, and managing public-private partnerships. Corvias Solutions contributes immeasurably to the success of its parent company, the Corvias Group, who collectively manages 13 U.S. government partnerships, including more than $11 billion in long-term construction projects and more than $12 billion in long-term operations and management projects. Corvias Solutions intends to further its public environmental engagements in cooperation with AbTech on stormwater infrastructure, leveraging the experience and track record gained by Corvias’ Prince George’s County P3 partnership and AbTech’s  Nassau County Design-Build-Operate project.

Commenting on the developments, Bjornulf White, Abtech’s Executive Vice President of Corporate Development, said, “We believe the combination of Corvias, AbTech and AEWS Engineering present a powerhouse team to execute large scale stormwater infrastructure projects that are being developed throughout the country. Considering Corvias’ scope and leadership in public-private partnerships, especially having been selected as the partner for the nation’s largest stormwater P3, we are thrilled to join forces and begin expanding our stormwater business lines. This allows AbTech and AEWS Engineering to focus on what they do best, providing innovative technologies and infrastructure solutions along with best-in-class stormwater engineering.”

Tad Davis, Corvias’Solutions Managing Director, commented: “We are excited to partner with AbTech and AEWS to apply our adaptive management approach to address increasingly complex stormwater challenges.  Our focus on community-based, public private partnerships enables municipalities to access alternative financing options that include both private and public capital, while also leveraging private sector applications of emerging technologies and operational efficiencies to provide long term, holistic solutions.  We believe AbTech Holdings shares our vision of creative problem-solving and we look forward to working in tandem with them to provide innovative stormwater management and treatment solutions to the full range of critical community infrastructure needs.”

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Investor Contact:

Yvonne L. Zappulla

Managing Director

Grannus Financial Advisors, Inc.

212-681-4108

Yvonne@GrannusFinancial.com

or

Bjornulf White

EVP Business Development

Abtech Holdings, Inc.

480-874-4000

bwhite@abtechindustries.com

ABOUT ABTECH HOLDINGS, INC. (OTC QB: ABHD) AND ABTECH INDUSTRIES, INC.

AbTech Industries, Inc. (a subsidiary of AbTech Holdings Inc.) is a full-service environmental technologies and engineering firm dedicated to providing innovative solutions to communities, industry and governments addressing issues of water pollution and contamination. Its products are based on polymer technologies capable of removing hydrocarbons, sediment and other foreign elements in stormwater runoff (ponds, lakes and marinas), flowing water (curbside drains, pipe outflows, rivers and oceans), and industrial process and wastewater. AbTech's offerings include the ground-breaking new antimicrobial technology called Smart Sponge® Plus. This technology is effective in reducing coliform bacteria found in stormwater, industrial wastewater, and municipal wastewater. Smart Sponge® Plus is registered with the Environmental Protection Agency (Registration #86256-1). AbTech's teams of water treatment technology experts, civil and environmental engineers, and field operations specialists develop solutions to improve the quality of our limited water resources. AEWS Engineering (a subsidiary of Abtech Holdings, Inc.), is an independent engineering civil and environmental engineering firm partnered with top research and engineering universities. By focusing on bringing new engineering and technology innovation to the water infrastructure sector, AEWS is positioned to be at the forefront of stormwater Best Management Practices development and to deliver the latest in design excellence to its customers. For more information please visit www.abtechindustries.com. More information on AEWS Engineering can be found at www.aewsengineering.com.

This news release contains "forward-looking statements" which are not purely historical and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

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